News Release

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE
CONTACT:	Rose Briani-Burden Business Communications

815-639-6282

Preiss Named Woodward Group Vice President, Engine Systems

Fort Collins, Colo., August 22, 2008—Woodward Governor Company (Nasdaq:WGOV) today announced that Chad Preiss, Vice President, Sales, Service, and Marketing, Engine Systems, will succeed Dennis Benning as Group Vice President, Engine Systems, effective upon the closing of the MPC acquisition, which is expected to be in October 2008. Mr. Benning will lead Woodward’s new Airframe Systems business segment as President of Woodward MPC. Naming Mr. Preiss to this position aligns with our succession plan that we have been executing for the past several years.

In this position, Mr. Preiss will lead the Engine Systems business segment, which focuses on the reciprocating engine market and its network of OEMs, dealers, affiliated packagers and distribution. Engine Systems also includes our steam turbine operations.

Mr. Preiss was named Vice President in September 2004. Previously he served as Director of Business Development focusing on Woodward’s merger and acquisition activities, strategic planning and sales channels. He joined Woodward in 1988 and held a variety of roles in the engineering and marketing/sales management. Mr. Preiss earned a bachelor’s degree in aerospace engineering from Iowa State University and a master’s degree in business administration from Rockford College.

About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions for engines, aircraft and industrial turbines, and electrical power system equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and cost-effective equipment. Woodward is headquartered in Fort Collins, Colorado USA and serves global markets in aerospace, power and process industries and transportation. Visit our website at www.woodward.com.

The statements in this release concerning the company’s future sales, earnings, business and financial performance, the consistent value Woodward offers to its shareholders, the company’s prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward’s Annual Report and Form 10-K for the year ended September 30, 2007 and Quarterly Report Form 10-Q for the quarters ended December 31, 2007, March 31, 2008, and June 30, 2008.

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